Exhibit 99.1

Natural Alternatives International, Inc. Reports 27% Revenue  Increase and Net Income of $0.09 per Diluted Share for the First  Three Months of Fiscal 2004

SAN MARCOS, CALIF, October 27, 2003 /PRNewswire/ —Natural Alternatives International (“NAI”), Inc. (Nasdaq: NAII), a leading formulator and manufacturer of customized nutritional supplements, reported net income of $567,000 or $0.09 per diluted share on revenue of $16.7 million for the three months ended September 30, 2003.

First quarter revenue increased 27% to $16.7 million from $13.1 million for the comparable quarter last year. The revenue growth resulted from a 30% increase in private label contract manufacturing sales and a 15% increase in Direct-to-Consumer (“DTC”) sales. Income from operations increased $227,000 to $630,000 from $403,000 for the same period of the prior fiscal year. Excluding the effects of litigation settlement proceeds of $225,000 in the prior fiscal year, net income increased $255,000 to $567,000 or $0.09 per diluted share from $312,000 or $0.05 per diluted share for the same period of the prior fiscal year. Net income as reported increased $30,000 from $537,000 or $0.09 per diluted share for the comparable quarter last year.

As of September 30, 2003, NAI had cash and working capital of approximately $3.2 million and $13.1 million, respectively, compared to $5.5 million and $12.3 million, respectively, at June 30, 2003.

Chairman and CEO Mark LeDoux commented, “We begin fiscal 2004 building upon the groundwork established in fiscal 2003. Our focus on serving the needs of our valued primary customers continues to produce significant private label contract manufacturing sales growth. Additionally, our investment in marketing the Dr. Cherry Pathway to Healing™ brand combined with new product introductions resulted in record quarterly DTC revenues of $3 million for the first quarter of fiscal 2004. Looking forward we anticipate moderate revenue growth for the second quarter of fiscal 2004 from incremental production for existing customers and continued growth of our DTC marketing program.

President Randell Weaver commented that, “We are encouraged that while we continue to invest in quality assurance, regulatory compliance and strategies to provide long-term revenue growth, our income from operations still improved to $630,000. We anticipate strengthening our investment in NAI’s long-term growth and improving operational efficiency while maintaining current profitability levels in the near term. Additionally, we continue to evaluate expansion opportunities that could increase product lines, enhance our manufacturing capabilities or reduce risks associated with reliance on a limited number of customers.”

NAI, headquartered in San Marcos, California, is a leading formulator and manufacturer of nutritional supplements that provides strategic partnering services to its customers. The Company’s comprehensive partnership approach offers a wide range of innovative nutritional products and services to the client including: scientific research, clinical studies, proprietary ingredients, customer-specific nutritional product formulation, product testing and evaluation, marketing management and support, packaging and delivery system design, regulatory review and international product registration assistance. For more information about NAI, please see our website at http://www.nai-online.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that are not historical facts and information. These statements represent the Company’s intentions, expectations and beliefs concerning future events, including, among other things, expectations and beliefs with respect to future financial and operating results and the ability to sustain profitability, maintain adequate financing, improve liquidity, maintain revenue growth, and implement its strategic plan. The Company wishes to caution readers that these statements involve risks and uncertainties that could cause actual results and outcomes for future periods to differ materially from any forward-looking statement or views expressed herein. The Company’s financial performance and the forward-looking statements contained herein are further qualified by other risks including those set forth from time to time in the documents filed by the Company with the Securities and Exchange Commission, including NAI’s most recent Annual Report on Form 10-K.

SOURCE—Natural Alternatives International, Inc.

CONTACT—John R. Reaves, Chief Financial Officer, Natural Alternatives International, Inc., 760-744-7340 or info@nai-online.com.

NATURAL ALTERNATIVES INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2003	June 30, 2003
	(Unaudited)
ASSETS
Cash and cash equivalents	$3,179	$5,482
Accounts receivable, net	6,150	5,668
Inventories, net	10,443	7,845
Other current assets	1,356	766

Total current assets	21,128	19,761
Property and equipment, net	10,541	10,820
Other assets	134	143

Total Assets	$31,803	$30,724

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$8,029	$7,440
Long-term debt, less current installments	2,243	2,386
Long-term pension liability	156	121

Total Liabilities	10,428	9,947

Stockholders’ Equity	21,375	20,777

Total Liabilities and Stockholders’ Equity	$31,803	$30,724

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Three months ended September 30,
	2003	2002
	(Unaudited)
NET SALES	$16,721	$13,136
Cost of goods sold	12,575	9,941

Gross profit	4,146	3,195
Selling, general & administrative expenses	3,516	2,792

INCOME FROM OPERATIONS	630	403
Other income (expense)	(41)	142

INCOME BEFORE INCOME TAXES	589	545
Provision for income taxes	22	8

NET INCOME	$567	$537

NET INCOME PER COMMON SHARE:
Basic	$0.10	$0.09

Diluted	$0.09	$0.09

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic shares	5,820,709	5,804,267

Diluted shares	6,106,834	5,928,884